AXON ENTERPRISE, INC.
2019 STOCK INDUCEMENT PLAN

EFFECTIVE DATE: SEPTEMBER 23, 2019
TERMINATION DATE: SEPTEMBER 23, 2029

SECTION 1

ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, EXPIRATION DATE

1.1ESTABLISHMENT. Axon Enterprise, Inc., a Delaware corporation (the “Company”), hereby establishes the Axon Enterprise, Inc. 2019 Stock Inducement Plan (the “Plan”).
1.2PURPOSE. The purpose of the Plan is to advance the interests of the Company and its stockholders by enhancing the Company’s ability to attract qualified persons to perform services for the Company. To further these objectives, the Plan provides for the grant of Restricted Stock Units.
1.3EFFECTIVE DATE. The Plan is effective upon its adoption on September 23, 2019 (the “Effective Date”).
1.4EXPIRATION DATE. The Plan will expire on, and no Award may be granted under the Plan after, the tenth (10th) anniversary of the Effective Date (the “Expiration Date”). Any Awards that are outstanding on the Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.
SECTION 2
GLOSSARY; CONSTRUCTION
2.1GLOSSARY. When a word or phrase appears in this Plan document with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in Section 1 or in the attached Glossary, which is incorporated into and is part of the Plan. All of these key terms are listed in the Glossary. Whenever these key terms are used, they will be given the defined meaning unless a clearly different meaning is required by the context.
2.2CONSTRUCTION. The masculine gender, where appearing in the Plan, shall include the feminine gender (and vice versa), and the singular shall include the plural, unless the context clearly indicates to the contrary. If any provision of this Plan is determined to be for any reason invalid or unenforceable, the remaining provisions shall continue in full force and effect.
SECTION 3
ELIGIBILITY AND PARTICIPATION
3.1GENERAL ELIGIBILITY. Persons eligible to participate in this Plan include any employee of the Company or any Affiliate permitted to receive awards under Nasdaq Listing rule 5635(c).
3.2ACTUAL PARTICIPATION. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.
SECTION 4
ADMINISTRATION
4.1GENERAL. The Plan shall be administered by the Committee or the Board. All references in the Plan to the “Committee” shall refer to the Committee or Board, as applicable. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations as it may deem necessary or advisable to administer the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.
4.2COMMITTEE RESPONSIBILITIES. Subject to the provisions of the Plan, the Committee shall have the authority to: (a) designate the Participants who are entitled to receive Awards under the Plan; (b) determine the times when Awards will be granted; (c) determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate; (d) determine the terms and conditions of any Award, including, but not limited to, the purchase price or exercise price or base value, the grant price, the period(s) during which such Awards shall be exercisable (whether in whole or in part); (e) any restrictions or limitations on the Award, any schedule for lapse of restrictions or limitations, and accelerations or waivers thereof, based in each case on such considerations as the Committee determines; (f) determine whether, to what extent, and in what circumstances an Award may be settled in, or the exercise price or purchase price of an Award may be paid in cash, Stock, or other Awards, or other property, or whether an Award may be canceled, forfeited, exchanged or surrendered; (g) prescribe the form of each Award Agreement, which need not be the same for each Participant; (h) decide all other matters that must be determined in connection with an Award; (i) interpret the terms of, and determine any matter arising pursuant to, the Plan or any Award Agreement; (j) make all other decisions or determinations that may be required pursuant to the Plan or an Award Agreement as the Committee deems necessary or advisable to administer the Plan, including, without limitation, establishing, adopting or revising any rules and regulations as it deems necessary or advisable to administer the Plan; and (k) correct any defects and reconcile any inconsistencies in the Plan or any Award Agreement. The Committee shall also have the authority to modify existing Awards to the extent that such modification is within the power and authority of the Committee as set forth in the Plan. The foregoing list of powers is not intended to be complete or exclusive and, to the extent not contrary to the express provisions of the Plan, the Committee shall have such powers, whether or not expressly set forth in this Plan, that it may determine necessary or appropriate to administer the Plan.
4.3DECISIONS FINAL. The Committee’s interpretation of the Plan and any Award Agreement and all decisions and determinations by the Committee with respect to the Plan and the Award Agreements are final, binding and conclusive on all parties. All authority of the Committee with respect to Awards issued pursuant to this Plan, including the authority to amend outstanding Awards, shall continue after the term of this Plan so long as any Award remains outstanding. Any action authorized to be taken by the Committee pursuant to the Plan may be taken or not taken by the Committee as long as such action or decision not to act is not inconsistent with a provision of this Plan. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
SECTION 5
SHARES AVAILABLE FOR GRANT
5.1NUMBER OF SHARES. Subject to adjustment as provided in Section 5.3, the aggregate number of shares of Stock reserved and available for grant pursuant to the Plan shall be 500,000 shares of Stock. The shares of Stock delivered pursuant to any Award may consist, in whole or in part, of authorized but unissued Stock, treasury Stock not reserved for any other purposes, or Stock purchased on the open market.
5.2SHARE COUNTING. The following rules shall apply solely for purposes of determining the number of shares of Stock available for grant under the Plan at any given time:
a.The number of shares of Stock available for grant under this Plan shall be reduced by one share of Stock for each share subject to Awards granted under the Plan.
b.In the event any Award granted under the Plan, or any award outstanding under any Prior Plan after the Effective Date, is terminated, expired, forfeited, or canceled for any reason, the number of shares of Stock subject to such Award, to the extent of any such termination, expiration, forfeiture, or cancellation, will again be available for grant under the Plan.
c.If shares of Stock are not delivered in connection with an Award because the Award is settled in cash rather than in Stock, no shares of Stock shall be counted against the limit set forth in Section 5.1. If an Award may be settled in cash or Stock, the rules set forth in Section 5.2(a) shall apply until the Award is settled, at which time, if the Award is settled in cash, the underlying shares of Stock will be added back to the shares available for grant pursuant to Section 5.1.
d.Shares of Stock tendered, withheld or otherwise relinquished by a Participant to satisfy a tax withholding obligation arising in connection with an Award will not again become Stock available for grant under the Plan.
5.3ADJUSTMENT IN CAPITALIZATION. In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, liquidation, merger, consolidation, combination, exchange of shares, or other similar corporate change or event in respect of the Stock, the Committee shall make a proportionate adjustment in: (a) the number and class of shares of Stock made available for grant pursuant to Section 5.1; (b) the number and class of and/or price of shares of Stock subject to then outstanding Awards; (c) the performance targets or other goals applicable to any outstanding Awards; or (d) any other terms of an Award that are affected by the event. Moreover, in the event of any such transaction, the Committee, in its discretion, may provide in substitution for any or all outstanding Awards such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any action taken pursuant to this Section 5.3 shall be taken in a manner consistent with the requirements of Section 409A of the Code.

5.4FRACTIONAL SHARES. No fractional shares of Stock shall be issued pursuant to the Plan. Unless the Committee specifies otherwise in the Award Agreement, or pursuant to any policy adopted by the Committee, cash will be given in lieu of fractional shares. In the event of adjustment as provided in Section 5.3, the total number of shares of Stock subject to any affected Award shall always be a whole number by rounding any fractional share to the nearest whole share.
SECTION 6
RESTRICTED STOCK UNITS
6.1RESTRICTED STOCK UNITS. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Stock Units to one or more Participants upon such terms and conditions, and in such amounts, as shall be determined by the Committee. Restricted Stock Unit Awards are also subject to the following additional terms and conditions:
a.Issuance and Restrictions. Restricted Stock Unit Awards grant a Participant the right to receive a specified number of shares of Stock, or a cash payment equal to the Fair Market Value (determined as of a specified date) of a specified number of shares of Stock, subject to any conditions and/or restrictions as the Committee may impose, which need not be the same for each grant or for each Participant. These restrictions may lapse separately or in combination at such times, in such circumstances, in such installments, or otherwise, as determined by the Committee.
b.Forfeiture. Except as otherwise provided in the Award Agreement, upon a Termination of Employment during the applicable period of restriction, Restricted Stock Units that are at that time subject to restrictions shall be forfeited.
c.Form and Timing of Payment. Payment for vested Restricted Stock Units shall be made in the manner and at the time designated by the Committee in the Award Agreement. In the Award Agreement, the Committee may provide that payment will be made in cash or Stock, or in a combination thereof.
SECTION 7
CHANGE IN CONTROL
7.1DOUBLE TRIGGER VESTING. Notwithstanding any other provision in the Plan to the contrary, and except as otherwise provided in the Award Agreement, the applicable Change in Control transaction documents or any employment agreement between the Company and a Participant, in the event that an employee Participant incurs a Termination of Employment without Cause within 12 months following a Change in Control, any time based Restricted Stock Units that are still outstanding following such Change in Control shall become fully vested and exercisable and all restrictions on such Awards shall lapse as of the date of the Participant’s Termination of Employment without Cause.
7.2PARTICIPANT CONSENT NOT REQUIRED. Nothing in this Section 7 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any transaction that might result in a Change in Control and each provision of this Plan shall be interpreted in a manner consistent with this intent. Similarly, nothing in this Section 7 or any other provision of this Plan is intended to provide any Participant with any right to consent to or object to any action taken by the Board or Committee in connection with a Change in Control transaction.
SECTION 8
OTHER PROVISIONS APPLICABLE TO AWARDS
8.1AWARD AGREEMENTS. All Awards shall be evidenced by an Award Agreement. The Award Agreement shall include such terms and provisions as the Committee determines appropriate including, without limitation, non-solicitation provisions, non-competition provisions, confidentiality provisions and other restrictive covenants the Committee deems appropriate. The terms of the Award Agreement may vary depending on the type of Award, the employee or classification of the employee to whom the Award is made and such other factors as the Committee deems appropriate.
8.2TERMINATION OF EMPLOYMENT OR SERVICE. Subject to the provisions of this Plan, the Committee shall determine and set forth in the applicable Award Agreement the extent to which a Participant shall have the right to retain and/or exercise an Award following a Termination of Employment or (Termination of Service). Such provisions need not be uniform among all types of Awards and may reflect distinctions based on the reasons for such terminations, including, but not limited to, death, Disability, a termination for Cause or reasons relating to the breach or threatened breach of restrictive covenants.
8.3FORM OF PAYMENT. Subject to the provisions of this Plan, the Award Agreement and any applicable law, payments or transfers to be made by the Company or any Affiliate on the grant, exercise, or settlement of any Award made be made in such form as determined by the Committee including, without limitation, cash, Stock, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or any combination thereof, in each case determined by rules adopted by the Committee.

8.4LIMITS ON TRANSFER.
a.General. Except as provided in Section 8.4(b) or Section 8.5, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or, if applicable, until the expiration of any period during which any restrictions are applicable or any Performance Period as determined by the Committee.
b.Transfer to Family Members. The Committee shall have the authority to adopt a written policy that is applicable to existing Awards, new Awards, or both, which permits a Participant to transfer Awards during his or her lifetime to any Family Member. In the event an Award is transferred as permitted by such policy, such transferred Award may not be subsequently transferred by the transferee (other than another transfer meeting the conditions set forth in the policy) except by will or the laws of descent and distribution. A transferred Award shall continue to be governed by and subject to the terms and limitations of the Plan and relevant Award Agreement, and the transferee shall be entitled to the same rights as the Participant, as if the transfer had not taken place.
8.5BENEFICIARIES. Notwithstanding Section 8.4(a), a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death, or upon the Participant’s Disability. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
8.6EVIDENCE OF OWNERSHIP. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates, make any book entry credits, or take any other action to evidence shares of Stock pursuant to the exercise of any Award, unless and until the Company has determined, with advice of counsel, that the issuance and delivery of such certificates, book entry credits, or other evidence of ownership is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates, book entry credits, or other evidence of ownership delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Company deems necessary or advisable to comply with Federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Company may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Company may require that a Participant make such reasonable covenants, agreements, and representations as the Company, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.
8.7CLAWBACK. Every Award issued pursuant to this Plan is subject to potential forfeiture or recovery to the fullest extent called for by law, any applicable listing standard, or any current or future clawback policy that may be adopted by the Company from time to time, including, without limitation, any clawback policy adopted to comply with the final rules issued by the Securities and Exchange Commission and the final listing standards to be adopted by the NASDAQ Stock Market pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. By accepting an Award, each Participant consents to the potential forfeiture or recovery of his or her Awards pursuant to applicable law, listing standard, and/or Company clawback policy, and agrees to be bound by and comply with the clawback policy and to return the full amount required by the clawback policy. As a condition to the receipt of any Award, a Participant may be required to execute any requested additional documents consenting to and agreeing to abide by the Company clawback policy as it may be amended from time to time.
8.8STOCK OWNERSHIP GUIDELINES. By accepting an Award, each Participant agrees to be bound by and comply with the Company’s stock ownership guidelines as such guidelines may be amended from time to time.
8.9DIVIDEND EQUIVALENTS. In no event will any dividend equivalent award vest or be paid prior to the vesting of the corresponding Award and such dividend equivalent awards shall only be paid to the Participant if and to the extent that the Award vests and becomes nonforfeitable.

SECTION 9
AMENDMENT, MODIFICATION, AND TERMINATION
9.1AMENDMENT, MODIFICATION AND TERMINATION OF THE PLAN. The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided, however, that any such action of the Board shall be subject to approval of the stockholders to the extent required by law, regulation or any stock exchange rule for any exchange on which shares of Stock are listed. Notwithstanding the above, to the extent permitted by law and the Company’s charters (including the Compensation Committee charter), the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. Except as provided in Section 5.3, neither the Board, the CEO, nor the Committee may, without the approval of the stockholders: (a) reduce the exercise price or base value of any outstanding Award; (b) increase the number of shares available under the Plan; (c) expand the types of Award available for grant under the Plan; or (d) expand the class of individuals eligible to participant in the Plan.
9.2AWARDS PREVIOUSLY GRANTED. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect in any material way the rights of the holder under any Award previously granted pursuant to the Plan without the prior written consent of the holder of the Award. Such consent shall not be required if the change: (a) is required by law or regulation; (b) does not adversely affect in any material way the rights of the holder; (c) is required to cause the benefits under the Plan to comply with the requirements of Section 409A of the Code; or (d) is made pursuant to any adjustment described in Section 5.3.
SECTION 10
TAX WITHHOLDING
The Company shall have the power to withhold, or require a Participant to remit to the Company, up to the maximum statutory amount necessary, in the applicable jurisdiction, to satisfy any federal, state, and local tax withholding requirements on any Award under the Plan. The Committee may permit the Participant to satisfy a tax withholding obligation by: (a) directing the Company to withhold shares of Stock to which the Participant is entitled pursuant to the Award in an amount necessary to satisfy the Company’s applicable federal, state, local or foreign income and employment tax withholding obligations with respect to such Participant; (b) tendering previously-owned shares of Stock held by the Participant for six (6) months or longer to satisfy the Company’s applicable federal, state, local, or foreign income and employment tax withholding obligations with respect to the Participant; (c) a broker-assisted “cashless” transaction; or (d) personal check or other cash equivalent acceptable to the Company.
SECTION 11
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his or her behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise.
SECTION 12
GENERAL PROVISIONS
12.1NO RIGHTS TO AWARDS. No Participant or other person shall have any claim to be granted any Award and neither the Company nor the Committee is obligated to treat Participants and other persons uniformly.
12.2CONTINUED EMPLOYMENT. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.
12.3FUNDING. The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder. The interests of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.
12.4EXPENSES. The expenses of administering the Plan shall be borne by the Company.

12.5NO STOCKHOLDERS RIGHTS. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
12.6TITLES AND HEADINGS. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
12.7SUCCESSORS AND ASSIGNS. The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.
12.8SURVIVAL OF PROVISIONS. The rights, remedies, agreements, obligations and covenants contained in or made pursuant to this Plan, any Agreement, and any other notices or agreements in connection therewith, shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock.
12.9REQUIREMENTS OF LAW. The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act, any of the shares of Stock paid pursuant to the Plan. If the shares of Stock paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption. The Committee shall impose such restrictions on any Award as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of the NASDAQ (or any other exchange upon which the Stock is then traded), and under any other blue sky or state securities law applicable to such Award.
12.10GOVERNING LAW. The Plan shall be governed and construed in accordance with the laws of the State of Delaware, and the rights and obligations of any and all persons having or claiming to have had an interest under the Plan or any Award Agreement shall be governed by and construed exclusively and solely in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions of any jurisdictions. All parties agree to submit to the jurisdiction of the state and federal courts of Arizona with respect to matters relating to the Plan and agree not to raise or assert the defense that such forum is not convenient for such party. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be either an employee pension or welfare benefit plan subject to ERISA.
12.11SECURITIES LAW COMPLIANCE. With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
12.12SECTION 409A OF THE CODE.
a.General Compliance. Some of the Awards that may be granted pursuant to the Plan may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and this Plan comply with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of this Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto.
b.Delay for Specified Employees. If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or the date of the Participant’s death if earlier than the end of the six (6) month period). Any amounts that would have been distributed during such six month period will be distributed on the day following the expiration of the six (6) month period.
c.Prohibition on Acceleration or Deferral. Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section

409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the specified time period. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.
Axon Enterprise, Inc.
By: _______________________________________
Its: _______________________________________

GLOSSARY
a.“Affiliate” means any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3).
b.“Award” means any Restricted Stock Unit granted to a Participant under the Plan.
c.“Award Agreement” means any written agreement, contract, or other instrument or document, including an electronic agreement or document, evidencing an Award, regardless of whether the Participant’s signature or acknowledgment is required.
d.“Board” means the Company’s Board of Directors, as constituted from time to time.
e.“Cause” unless otherwise defined in an employment agreement between the Participant and the Company, means any of the following:
i.Participant’s commission of, or assistance to or conspiracy with others to commit, fraud, misrepresentation, theft or embezzlement of Company assets;
ii.Participant’s violations, or assistance to or conspiracy with others to commit any violations, of applicable law or of Company policies;
iii.Participant’s repeated insubordination or failure to substantially perform his or her employment duties; or
iv.Participant’s engagement in conduct that is injurious to the Company, any Affiliate or the Company’s customers or partners, or any employees, representatives or agents of any such parties.
f.“CEO” means the Chief Executive Officer of the Company.
g.“Change in Control” means any of the following:
i.The sale, lease, exchange or other transfer of all or substantially all of the Company’s assets in one transaction or in a series of related transactions;
ii.any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act) becoming directly or indirectly the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities representing 30% or more of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at the elections of directors;
iii.a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or
iv.individuals who constitute the Board as of the Effective Date cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors comprising or deemed pursuant hereto to comprise the Board as of the Effective Date (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director) shall be, for purposes of this clause, considered as though such person were a member of the Board as of the Effective Date of the Plan. For sake of clarity, a “Change in Control” will not be deemed to have occurred for purposes of the Plan until the transaction (or services of transactions) that would otherwise be considered a “Change in Control” closes. The transfer of Stock or assets of the Company in connection with a bankruptcy filing by or against the Company under Title 11 of the United States Code will not be considered to be a “Change in Control” for purposes of this Plan. Notwithstanding the foregoing a “Change in Control” shall not occur for purposes of this Plan in the case of Awards that are subject to the requirements of Section 409A of the Code unless such “Change in Control” constitutes a “change in control event” as defined in Section 409A of the Code and the regulations thereunder.

h.“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
i.“Committee” except as set forth in Section 4.1, means the Compensation Committee of the Board. At all times the Committee shall consist of at least two (2) or more individuals, each of whom qualifies as: (i) a “non-employee director” as defined in Rule 16b-3(b)(3) of the Exchange Act; and (iii) “independent” for purposes of the applicable NASDAQ Listing Rules.
j.“Company” means Axon Enterprise, Inc. a Delaware company.
k.“Date of Grant” means the date the Committee approves the Award or a date in the future on which the Committee determines the Award will become effective.
l.“Disability” means the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. The permanence and degree of impairment shall be supported by medical evidence. For purposes of an Incentive Stock Option, “Disability” shall have the meaning ascribed to it in Section 22(e)(3) of the Code.
m.“Effective Date” means September 23, 2019.
n.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
o.“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. All references to the Exchange Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Exchange Act.
p.“Expiration Date” means the tenth (10th) anniversary of the Effective Date.
q.“Fair Market Value” means, as of any date, the closing price for the Stock as reported on the NASDAQ (or any other exchange on which the Stock is than listed) for that date or, if no prices are reported for that date, the closing price on the last day on which such prices were reported.
r.“Family Member” means a Participant’s spouse and any parent, stepparent, grandparent, child, stepchild, or grandchild, including adoptive relationships or a trust or any other entity in which these persons (or the Participant) have more than 50% of the beneficial interest.
s.“Participant” means a person who has been granted an Award under the Plan.
t.“Plan” means this Axon Enterprise, Inc. 2019 Stock Inducement Plan, as amended from time to time.
u. “Restricted Stock Unit” means a right granted to a Participant under Section 6.
v.“Securities Act” means the Securities Act of 1933, as amended from time to time. All references to the Securities Act shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Securities Act.
w.“Separation from Service” is a term that applies only in the context of an Award that the Company concludes is subject to Section 409A of the Code. In that limited context, the term “Separation from Service” means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is less than 20% of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A1(h)(1)(ii). Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, medical or sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six (6) months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six (6) month period. Whether a Separation from Service has occurred will be determined based on all of the facts and circumstances and in accordance with Section 409A of the Code.
x.“Specified Employee” means certain officers and highly compensated employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
y.“Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Section 5.
z.“Termination of Employment” or “Termination of Service” means the cessation of performance of services for the Company. For this purpose, the transfer of a Participant among the Company and any Affiliate, or transfer from a position as a member of the Board to Employee, shall not be considered a Termination of Service or a Termination of Employment with the Company. In the context of an Award that is subject to the requirements of Section 409A of the Code, the terms “Termination of Service” and “Termination of Employment” mean a Separation from Service.